                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of Earliest Event Reported): January 27, 1998



                           PLATINUM technology, inc
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

          Delaware                       0-19058                 36-3509662
----------------------------           -----------           -------------------
(State or Other Jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number           Identification No.



    1815 S. Meyers Road, Oakbrook Terrace, IL                       60181
    -----------------------------------------                       -----
     (Address of Principal Executive Offices)                    (Zip Code)

       Registrant's telephone number, including area code (630) 620-5000

Item 5.   Other Events.

     During the first quarter of 1997, PLATINUM technology, inc. (the "Company") acquired Australian Technology Resources Pty Limited and I&S Informationstechnik and Services GmbH (collectively, the "Acquisitions"). As a result of the Acquisitions, the Company believes that certain of the information and disclosures previously reported by the Company pursuant to the requirements of the Securities Exchange Act of 1934, as amended, should be updated and amended to reflect the Company's current situation. Accordingly, the Company is filing this Current Report on Form 8-K which contains an updated version of "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated Financial Statements of the Company and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, in each case restated to reflect the Acquisitions as poolings of interests. The information contained herein does not include certain recent developments nor reflect the current financial condition of the Company, and therefore, should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and the Company's other filings with the Securities and Exchange Commission.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this Report under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Report relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: the maturation and success of the Company's software infrastructure systems strategy; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a professional services business; adverse general economic and business conditions, which may reduce or delay customer purchases of the Company's products and services; charges and costs related to acquisitions; the ability of the Company to develop and market existing and acquired products for the software infrastructure systems market; the ability of the Company to successfully integrate its acquired products, services and businesses; the ability of the Company to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the software infrastructure and professional services markets; and the ability of the Company to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. The Company undertakes no obligation to release publicly any revisions to any such forward-looking statements that may reflect events or circumstances after the date of this Report, or to reflect the occurrence of unanticipated events.

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)

     The selected consolidated financial data set forth below have been derived from the historical financial statements of the Company. The historical consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The selected consolidated financial data set forth below as of December 31, 1992, 1993 and 1994, and for the years ended December 31, 1992 and 1993 have been derived from the Company's unaudited internal financial statements and reflect all adjustments which management considers necessary for a fair and consistent presentation of the results of operations for those periods. These selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes thereto contained elsewhere herein.

                                                   Years Ended December 31,
                                -----------------------------------------------------------------
                                  1992          1993         1994            1995         1996
                                --------      --------     --------        ---------     --------
                                        (In thousands, except per share data and ratios)
Statement of Operations
 Data:
Total revenues................  $156,721      $190,623     $243,607        $ 326,411     $468,065
Operating income (loss).......     3,263 (2)     3,062(3)      (517)(4)     (127,377)(5)  (79,404)(6)
Net income (loss).............    (2,232)(2)       126(3)    (1,562)(4)     (111,567)(5)  (64,922)(6)
Net income (loss) per share...  $  (0.06)(2)  $     --(3)  $  (0.04)(4)    $   (2.50)(5) $  (1.14)(6)
Shares used in per share
 calculation..................    36,911        39,375       41,294           44,671       56,968

                                                       As of December 31,
                                -----------------------------------------------------------------
                                  1992          1993         1994            1995         1996
                                --------      --------     --------        ---------     --------
                                                        (In thousands)
Balance Sheet Data:
Cash, cash equivalents and
 investments..................  $ 61,174      $ 71,148     $126,215        $ 136,737     $185,673
Working capital...............    40,812        43,672       90,500          127,990      217,157
Total assets..................   140,487       176,064      273,333          452,267      618,572
Long-term obligations and
 acquisition-related
 payables, less current
 portion......................       301         3,465        9,080           11,389      118,305
Total stockholders' equity....  $ 84,083      $ 93,350     $160,126        $ 290,213     $295,760

 __________________
(1) The Selected Consolidated Financial Data give retroactive effect to the acquisitions of Australian Technology Resources Pty Limited ("ATR") as of January 31, 1997 and I&S Informationstechnik and Services GmbH ("I&S") as of February 28, 1997, each of which has been accounted for as a pooling of interests for financial reporting purposes. As a result, the balance sheet data and statement of operations data are presented as if the combining companies had been consolidated for all periods presented. The Selected Consolidated Financial Data should be read in conjunction with the other financial information included in this Report .

(2) Reflects a pre-tax charge of $7,873,000 relating to Trinzic Corporation ("Trinzic") restructuring costs.

(3) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating primarily to the Company's acquisition of the stock of Datura Corporation ("Datura") and a pre-tax charge of $4,659,000 relating to Trinzic and Locus Computing Corporation ("Locus") restructuring costs.

(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating primarily to the Company's acquisitions of the stock of Dimeric Development, Inc. ("Dimeric") and the net assets of Aston Brooke Software, Inc. ("Aston Brooke") and AutoSystems Corporation ("AutoSystems").

(5) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating primarily to the Company's acquisitions of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), SQL Software Corporation ("SQL"), RELTECH Group, Inc. ("Reltech"), Protellicess Software, Inc. ("Protellicess"), AIB Software Corporation ("AIB") and BMS Computer, Inc. ("BMS") and the net assets of ViaTech Development, Inc. ("ViaTech"), BrownStone Solutions, Inc.

     ("BrownStone") and ProtoSoft, Inc. ("ProtoSoft") and to certain product acquisitions. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to the Company's acquisitions of Software Interfaces, Inc. ("SII"), Answer Systems, Inc. ("Answer"), Locus, Altai, Inc. ("Altai"), Trinzic and Softool Corporation ("Softool").

(6) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to the Company's acquisitions of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data") and VREAM, Inc. ("VREAM"); substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"); and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea Software Corporation ("Prodea"), Paradigm Systems Corporation ("Paradigm") and Axis Systems International, Inc. ("Axis").

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General

     The Company develops, markets and supports software products, and provides related professional services, that help organizations manage and improve their IT infrastructures--data, systems and applications. The Company's products and services help IT departments, primarily in large and data intensive organizations, minimize risk and improve service levels for their organizations and leverage information to make better business decisions. As an integral part of the Company's growth strategy, it has consummated a number of significant business combinations, including acquisitions of SII, Answer, Locus, Altai, Trinzic, Softool, Prodea, Paradigm, Axis, ATR and I&S, each of which has been accounted for using the pooling-of-interests method. As a result, the Company's consolidated financial statements are presented as if the Company and such acquired companies had been consolidated for all periods presented. Information regarding the Company in this Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to these acquisitions. In addition, the Company has also consummated a number of acquisitions accounted for as purchases.


Results of Operations

     The table below sets forth for the periods indicated (1) each line item from the statement of operations items expressed as a percentage of revenues and
(2) the percentage change in each line item from the prior period.

                                       Percentage      Period-to-Period
                                        of Total         Percentages
                                        Revenues            Change
                                    ----------------  ------------------
                                      Years Ended
                                      December 31,      1995      1996
                                    ----------------  Compared  Compared
                                    1994  1995  1996   to 1994   to 1995
                                    ----  ----  ----  --------  --------
Statement of Operations Data
Revenues:
  Software products                  47%   49%   52%      39%       54%
  Maintenance                        24    23    22       30        34
  Professional services              29    28    26       29        33
                                    ---   ---   ---
    Total revenues                  100   100   100       34        43
                                    ---   ---   ---
 Costs and expenses:
  Professional services              27    28    25       39        26
  Product development and support    21    29    33       83        65
  Sales and marketing                30    35    39       56        60
  General and administrative         12    11     9       17        15
  Merger costs                       --     9     1        *       (81)
  Acquired in-process technology     10    27    10      260       (45)
                                    ---   ---   ---
     Total costs and expenses       100   139   117       86        21
                                    ---   ---   ---
Operating loss                       --   (39)  (17)       *         *
Other income, net                     1     1     1       45        27
                                    ---   ---   ---
Income (loss) before income taxes     1   (38)  (16)       *         *
Income taxes                         (2)   (4)    2        *         *
                                    ---   ---   ---
Net loss                             (1)% (34)% (14)%      *%        *%
                                    ===   ===   ===

-----------------
* Not meaningful.

Revenues

     The Company's revenues are currently derived from three sources: (1) license and upgrade fees for licensing the Company's proprietary and other parties' software products and providing additional processing capacity on already-licensed products, (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products, and (3) revenues from the professional services business. Total revenues for fiscal 1996 were $468,065,000, an increase of $141,654,000, or 43%, over 1995 total revenues of
$326,411,000. Total revenues in 1995 increased $82,804,000, or 34%, over 1994 revenues of $243,607,000.

     Revenues from domestic (U.S.) customers represented 74%, 68% and 70% of the Company's total revenues in 1994, 1995 and 1996, respectively. Domestic revenues are generated primarily by the Company's direct sales force (which visits customer sites to assist with trials, to demonstrate product features and to close sales transactions) and inside sales force (which predominantly supports the direct sales force by developing sales leads and arranging product evaluations), as well as a telemarketing organization. Since January 1, 1997, the Company has organized its domestic direct sales force by regions throughout the United States. The Company formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of the Company's international sales force.

     Revenues from international customers represented 26%, 32% and 30% of the Company's total revenues in 1994, 1995 and 1996, respectively. The Company generates the majority of its international revenues through a network of wholly-owned subsidiaries, utilizing direct and inside sales forces. Since 1995, the Company has invested significantly in the global marketplace and has increased its focus on international sales efforts and expansion of its international operations.

     Software Products. Software products revenues represented 47%, 49% and 52% of total revenues in 1994, 1995 and 1996 respectively. From 1994 to 1995, software products revenues increased 39% from $113,749,000 to $158,597,000. In 1996, software products revenues increased 54% over 1995 to $243,938,000 as a result of increases of 64%, 50%, 66% and 38%, respectively, experienced by the Company's database management, systems management, application lifecycle and data warehouse business units. The Company believes the growth in software products revenues over the past two years has resulted from the continued marketplace acceptance of the Company's products across all business units and the Company's aggressive expansion of its sales and marketing efforts, as well as new product offerings. During 1996, the Company expanded its customer base, increased sales of product bundles and integrated product suites and executed increasingly larger sales transactions. The Company's database management, systems management, application lifecycle and data warehouse business units represented 47%, 24%, 12% and 17%, respectively, of total software products revenues in 1994; 38%, 29%, 11% and 22%, respectively, of total software products revenues in 1995; and 40%, 29%, 11% and 20%, respectively, of total software products revenues in 1996.

     Maintenance. Maintenance revenues in 1996 increased 34% over 1995 to $102,364,000, and 1995 maintenance revenues of $76,498,000 represented an increase of 30% over 1994 maintenance revenues of $58,837,000. Maintenance revenues are derived from recurring fees charged to perpetual license customers and the implicit first-year maintenance fees bundled in certain software product sales. The Company provides maintenance customers with technical support and product enhancements. Maintenance revenues are deferred and recognized ratably over the term of the agreement. The increases during 1995 and 1996 were primarily attributable to the expansion of the Company's installed customer base, from which maintenance fees are derived. Because maintenance fees are implicit in certain new software product licenses, an increase in software licensing transactions also contributed to the increase in maintenance revenues.

     Professional Services. Professional services revenues are associated with the Company's consulting services business and educational programs. In 1996, professional services revenues increased 33% over 1995 to $121,763,000. From 1994 to 1995, professional services revenues increased 29% from $71,021,000 to $91,316,000. The increases in professional services revenues during 1995 and 1996 were primarily due to the addition of established consulting practices through various acquisitions during these years, as well as the growth experienced within these acquired businesses.

Costs and Expenses

     Total expenses for 1996 were $547,469,000, an increase of 21% over 1995 expenses of $453,788,000, which increased 86% over 1994 expenses of $244,124,000. Total expenses for 1996, excluding merger costs and acquired in-process technology charges, were $493,231,000, an increase of $158,755,000, or 47%, compared to $334,476,000 for 1995. Total expenses, excluding merger costs and acquired in-process technology charges, increased 52% in 1995 as compared to $219,530,000 in 1994. During 1995 and 1996, the Company incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined company that is the result of the Company's acquisitions. These costs were primarily associated with the expansion of the inside and outside sales forces; hiring of product developers and support technicians plus key management personnel; training all personnel in software infrastructure systems issues and new products; providing additional financial and technical support to the international subsidiaries established in recent years; translating product materials into numerous foreign languages; and augmenting internal support systems. Management believes that such investments have been necessary to fully exploit the market opportunity for the newly acquired products and to adequately manage the significantly larger enterprise.

     Professional Services. Costs of professional services increased to $116,133,000 in 1996, from $92,374,000 in 1995 and $66,242,000 in 1994. Costs of professional services represented 93%, 101% and 95% of professional services revenues in 1994, 1995 and 1996, respectively. The increases in these expenses during 1995 and 1996 were related to salaries and other direct employment expenses as a result of the Company's continued hiring to support this business, the increased use of external consultants and the addition of established consulting practices through various acquisitions. Greater commission and bonus expenses associated with higher professional services revenues also contributed to the increases.

     Product Development and Support. Product development and support expenses increased to $155,277,000 in 1996, from $94,027,000 in 1995 and $51,404,000 in
1994. Product development and support expenses represented 21%, 29% and 33% of total revenues in 1994, 1995 and 1996, respectively. The increases in these expenses in 1995 and 1996 were primarily attributable to higher employee-related expenses associated with expanded product offerings as well as continued product integration and internationalization efforts; increased allocated charges for office space and overhead; an increase in information technology costs to support the expanded development efforts and product offerings; higher travel expenses and product documentation costs associated with the Company's product integration efforts and expanded product offerings; and higher bonuses and royalty expenses related to greater revenues.

     In 1994, 1995 and 1996, the Company capitalized $5,987,000, $13,591,000 and
$27,246,000, respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Product development and support expenses plus capitalized internal software development costs, net of related amortization expense, were $57,391,000 in 1994, $107,618,000 in 1995 and $182,523,000 in 1996, which amounted to 33%, 46% and 53%, respectively, of software product and maintenance revenues during those periods.

     Sales and Marketing. Sales and marketing expenses increased to $182,597,000 in 1996, from $113,978,000 in 1995 and $72,850,000 in 1994. Sales and marketing expenses represented 30%, 35% and

39% of total revenues in 1994, 1995 and 1996, respectively. The continuous increase in these expenses as a percentage of total revenues from 1994 to 1996 was primarily attributable to costs associated with the significant expansion of the domestic and international outside and inside sales forces and the telemarketing organization. Additionally, the Company incurred higher commission expenses associated with the increase in software products revenues during 1995 and 1996 and greater marketing costs associated with the Company's expanded product line.

     General and Administrative. General and administrative expenses increased to $39,224,000 in 1996, from $34,097,000 in 1995 and $29,034,000 in 1994.
General and administrative expenses represented 12%, 11% and 9% of total revenues in 1994, 1995 and 1996, respectively. The increase in these expenses from 1994 to 1995 was primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff in both the U.S and international subsidiaries, amortization of excess of cost over net assets acquired related to the Company's acquisitions accounted for as purchases and increased professional fees. During 1996, a concerted effort to consolidate redundant administrative functions at the Company's various domestic locations resulted in a significant reduction in these expenses as a percentage of total revenues.

     Merger Costs. Merger costs were $5,782,000 and $30,819,000 in 1996 and 1995, respectively. The Company incurred no merger costs in 1994. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. The Company expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated.

     Acquired In-Process Technology. Acquired in-process technology charges were $48,456,000, $88,493,000 and $24,594,000 in 1996, 1995 and 1994, respectively.
Acquired in-process technology charges relate to acquisitions of software companies and product technologies. These acquisitions were accounted for under the purchase method, and portions of the purchase prices were allocated to acquired in-process technology.

     Prior to completing these acquisitions, the Company conducted reviews in order to determine the fair market value of the organizations and technologies to be acquired. These reviews consisted of an evaluation of existing products, research and development in process (projects that had not reached technological feasibility and had no alternative future use), customers, financial position and other matters. The acquired in-process research and development represent unique and emerging technologies, the application of which is limited to the Company's software infrastructure strategy. Accordingly, these acquired technologies have no alternative future use. The Company believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods ranging from six to 18 months from the dates of acquisition. The Company expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated. The Company plans to continue to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace.


Other Income

     Other income was $5,237,000 in 1996 as compared to $4,130,000 in 1995 and $2,848,000 in 1994. The increase in other income in 1995 over 1994 was primarily attributable to interest earned on higher cash and investment balances maintained during 1995 as compared to 1994. The increase in other income during 1996 as compared to 1995 was primarily attributable to realized gains on the sale of investment securities classified as available-for-sale and unrealized holding gains on trading securities. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to or deductions from other income until the securities are sold. The increases in other income in 1996, as compared to the comparable prior-year periods, were partially offset by interest expense on the Company's convertible subordinated notes issued in November 1996. See "--Liquidity and Capital Resources."


Income Taxes

     The Company recognized an income tax benefit of $9,245,000 in 1996 and $11,680,000 in 1995 and income tax expense of $3,893,000 in 1994.

     The Company has available approximately $234,891,000 of net operating loss carryforwards and $10,682,000 of tax credit carryforwards for Federal income tax purposes, expiring through the year 2011. Some of the Company's tax carryforwards are subject to limitations as to the amounts which may be used in any particular future year.


Recent Developments

     On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, $.001 par value, (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $5,000,000 at the time of the acquisition. This acquisition was accounted for as a pooling of interests.

     On February 18, 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition. This acquisition was accounted for under the purchase method, and a significant portion of the purchase price was charged to acquired in-process technology in the first quarter of 1997.

     On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition. This acquisition was accounted for as a pooling of interests.

     During the second quarter of 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the last three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions, primarily in the areas of product development and support, marketing and inside sales and, to a lesser extent, professional services and administration.

     The Company recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: $23,834,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,708,000 for write-offs of excess equipment, furniture and fixtures; $16,859,000 for write-offs of capitalized software costs and other intangible assets related to the redirection of product development efforts as well as penalties for the cancellation of distributorship agreements; and $12,918,000 for severance and other employee-related costs of the terminated staff.

     The Company currently expects to realize a reduction in annual operating expenses of approximately $40,000,000 in subsequent years as a result of the restructuring, without an adverse impact on revenues. However, there can be no assurance as to the ultimate effects of the restructuring plan on the Company's operating results.

     On October 3, 1997, the Company acquired all of the outstanding capital stock of ProMetrics Group Limited ("ProMetrics"), a leading provider of productivity management software, in exchange for approximately $8,000,000 in cash plus 364,396 shares of Common Stock, which had a Market Value of approximately $9,500,000 at the time of the acquisition, plus additional consideration as specified in the acquisition agreement. The Company's issuance of Common Stock was substantially used to retire approximately $7,000,000 of assumed debt under the acquisition agreement. This acquisition was accounted for under the purchase method, and a significant portion of the purchase price was charged to acquired in-process technology in the fourth quarter of 1997.

     On November 26, 1997, the Company acquired all of the outstanding capital stock of Vayda Consulting, Inc. ("Vayda"), a leading provider of information technology consulting services, in exchange for 580,231 shares of Common Stock, which had a market value of approximately $15,300,000 at the time of the acquisition. This acquisition was accounted for as a pooling of interests. Costs incurred in connection with this transaction were expensed in the fourth quarter of 1997. The historical financial statements of the Company have not been restated to reflect this acquisition, as the effects of the acquisition are not material.

     On December 16, 1997, the Company issued $150,000,000 of convertible subordinated notes (the "1997 Notes"). The 1997 Notes bear interest at 6.25% annually and mature on December 15, 2002. The holders of the 1997 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $36.05 per share. The Company received proceeds, net of issuance costs, of approximately $145,000,000 after the offering of the 1997 Notes.

     The Company and Intel Corporation ("Intel") entered into a stock purchase agreement dated as of December 23, 1997, in which the Company issued to Intel 1,768,421 shares of its Class II Series B Preferred Stock. In connection with the stock purchase agreement, Intel agreed to license to the Company certain intellectual property and the Company agreed to distribute certain products manufactured by Intel.

     The Company entered into an agreement and plan of merger dated as of January 2, 1998, pursuant to which the Company has agreed to acquire Learmonth and Burchett Management Systems PLC ("LBMS"). Under the terms of the acquisition, LBMS will become a wholly-owned subsidiary of the Company. The Company has agreed to exchange approximately $70 million in shares of Common Stock for all of the outstanding common shares, stock options and other equity interests of LBMS. The acquisition is subject to legal and regulatory conditions customary in such agreements and to the approval of shareholders of LBMS and the sanction of the English High Court.

Liquidity and Capital Resources

     The Company's cash, cash equivalents and investments were $126,215,000 as of December 31, 1994, $136,737,000 as of December 31, 1995 and $185,673,000 as
of December 31, 1996. See "--Cash Flows" below.

     The Company had trade and installment accounts receivable, net of allowances, of $132,058,000 and $200,399,000 as of December 31, 1995 and 1996,
respectively. The Company sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of the Company's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

     In recent years, the Company's sources of liquidity have primarily been funds from capital markets, including bank facilities, and sales of installment receivables. The Company believes the funding available to it from these sources will be sufficient to satisfy its working capital requirements for the foreseeable future. The Company's capital requirements are primarily dependent on management's business plan regarding the levels and timing of investments in existing and newly-acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as the Company's strategic opportunities, developments in the Company's markets, the timing of closing and integrating acquisitions and the conditions of financial markets.

     The Company sells a significant portion of its installment receivables to third parties. Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three to five years, with interest payable on the license and upgrade portions only. Since 1995, the Company has executed an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements, primarily attributable to sales of product bundles and integrated product suites. Consequently, the Company's volume of installment receivable sales has increased significantly since 1995.

     The Company receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of interest payable by the Company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of receivables were $2,903,000 and $129,328,000, respectively, for the years ended December 31, 1995 and 1996. The Company did not sell installment receivables prior to 1995. A portion of the receivables were sold with recourse provisions. As of September 30, 1997, the Company's maximum exposure under recourse provisions was approximately $19,600,000. The Company has assessed the exposure related to these recourse provisions and determined the potential liability to be minimal.

     The Company's installment receivables are recorded net of unamortized discounts and deferred maintenance fees. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

     The Company had long-term acquisition-related payables of $9,756,000 and $2,502,000 and other long-term obligations of $1,633,000 and $115,803,000 as of December 31, 1995 and 1996, respectively. The significant increase in long-term obligations from December 31, 1995 to December 31, 1996 was attributable to the $115,000,000 of convertible subordinated notes (the "1996 Notes") issued by the Company in November 1996. The 1996 Notes bear interest at 6.75% annually and mature on November 15, 2001. The holders of the 1996 Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Company received proceeds, net of issuance costs, of $110,783,000 from the offering of the 1996 Notes.

     The Company currently has an unsecured bank line of credit of $55,000,000, under which borrowings generally bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate. As of December 31, 1997, the Company had no outstanding borrowings under this line of credit. The Company currently has aggregate letters of credit outstanding for approximately $2,623,000, with expiration dates ranging from March 1998 through December 1998. These letters of credit reduce the available line of credit balance.

CASH FLOWS

     Cash provided from operating activities was $31,142,000 in 1994. Cash used in operating activities was $25,227,000 in 1995 and $133,228,000 in 1996. Cash provided by operating activities in 1994 was attributable to the net effect of the following factors: a net loss of $1,562,000, after the effects of depreciation and amortization of $13,640,000 and acquired in-process technology of $24,594,000; an increase in trade and installment receivables of $25,137,000, partially offset by an increase in deferred revenue of $9,494,000, which were both due to high year-end sales volume; a net increase in working capital accounts of $2,163,000; and a decrease in other non-current assets of $6,429,000.

     The utilization of cash from operating activities in 1995 was primarily due to a significant increase in trade and installment receivables (before sales to third parties) of $56,748,000, partially offset by an increase in deferred revenue of $20,325,000. This increase in receivables was attributable to the high concentration of sales near the end of 1995, plus a slowdown in collections due to the transition process associated with the numerous acquisitions consummated in the second half of 1995. In 1995, the Company incurred a net loss of $111,567,000, after a deferred tax benefit of $11,680,000, which was substantially offset by non-cash charges of $24,140,000 for depreciation and amortization as well as $88,493,000 for acquired in-process technology. A net increase of $6,369,000 in working capital accounts and a decrease of $16,073,000 in other non-current assets resulted in sources of cash from operations during 1995.

     During 1996, the Company incurred a net loss of $64,922,000 after the deferred tax benefit of $9,245,000. This net loss was offset by non-cash charges, including depreciation and amortization of $38,824,000 and acquired in-process technology of $48,456,000. A high concentration of sales in the fourth quarter of 1996 was largely responsible for an increase in trade and installment receivables, before sales to third parties, of $196,547,000. This increase in receivables was partially offset by an increase in deferred revenue of $59,196,000 and proceeds from the sale of installment receivables of $129,328,000 (see the discussion of financing activities below). Deferred revenue increased primarily because of the high sales volume near the end of 1996, the emergence of multi-year maintenance contracts, as well as heightened activity of installment receivable sales.

     Cash used in investing activities was $52,524,000 in 1994, $138,956,000 in 1995 and $81,151,000 in 1996. Beginning in 1994, the Company executed an aggressive acquisition program in order to assemble the core competencies to create complete software infrastructure solutions. This acquisition plan resulted in the investment of substantial resources during 1994, 1995 and 1996, including cash payments of $22,756,000, $103,085,000 and $17,853,000, respectively. The Company also invested resources for property and equipment of $14,250,000, $39,435,000 and $35,542,000 in 1994, 1995 and 1996, respectively.
The substantial increase in capital expenditures in 1995 and 1996 as compared to 1994 related to the building of the infrastructure to support the significantly larger combined company that is the result of these acquisitions. In 1994, 1995 and 1996, the Company invested $10,898,000, $20,742,000 and $41,279,000, respectively, for purchased and developed software costs. During 1996, the Company invested heavily in the development and integration of its products, including the acquisition of new product technologies. The Company expects to continue to actively invest in internally developed point products, product bundles and integrated product suites, as well as strategic business and technology acquisitions. Proceeds from the sales and maturities of investment securities, net of purchases, were $24,788,000 and $17,272,000 during 1995 and 1996, respectively. Cash expended during 1994 for purchases of investment securities, net of sales and maturities, was $6,169,000.

     Cash flows from financing activities were $70,201,000 in 1994, $202,085,000 in 1995 and $239,493,000 in 1996. The Company executed a public offering of Common Stock in December 1994, which provided cash of $66,051,000, net of issuance costs. In October 1995, the Company completed another public offering of Common Stock, which provided $194,420,000 in proceeds, net of issuance costs. Sales of installment receivables became a significant source of liquidity for the Company during 1996, providing funds of $129,328,000. The Company also completed the offering of the 1996 Notes in November 1996 and received proceeds, net of issuance costs, of $110,783,000. The proceeds from the 1996 Notes offering and the sale of installment receivables were used primarily for the operating and investing activities discussed above.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." Implementation of SFAS No. 128 is required for periods ending after December 15, 1997. The standard establishes new methods for computing and presenting earnings per share ("EPS") and replaces the presentation of primary and fully-diluted EPS with basic and diluted EPS. The new methods under this standard would not have had a significant impact on the Company's EPS amounts for 1994, 1995 or 1996.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company is required to adopt SFAS. No. 130 for periods beginning after December 15, 1997. This statement establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard is not expected to have a material impact on the Company's current presentation of income.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the disclosures of SFAS No. 131 in the December 31, 1998 annual financial statements. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently evaluating the impact of this standard on its financial statements.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." The Company is required to adopt SOP 97-2 on January 1, 1998. The SOP is intended to reduce diversity in current revenue recognition practices within the software industry. The Company is currently evaluating the effects of this SOP on operations.


QUARTERLY COMPARISONS

     The following tables set forth an unaudited summary of quarterly financial data. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

     The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. For example, 32% of the Company's total revenues in both 1995 and 1996 were generated in the fourth quarter. Further, revenues for the fourth quarter of 1995 were higher than revenues for the first quarter of 1996. The Company believes the seasonality of its revenue results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs. In addition, the Company's software products revenues may vary significantly from quarter to quarter depending upon other factors such as the timing of new product announcements and releases by the Company and its competitors. The Company operates with relatively little backlog, and substantially all of its software product revenues in each quarter result from sales made in that quarter.

                                                                         Quarters Ended
                              -------------------------------------------------------------------------------------------------
                              Mar. 31,     June 30,     Sept. 30,     Dec. 31,    Mar. 31,    June 30,    Sept. 30,    Dec. 31,
                                1995         1995          1995         1995        1996        1996        1996        1996
                              --------     --------     ---------     --------    --------    --------    ---------    --------
                                                           (in thousands, except per share data)
Total revenues, as previously
  reported................... $ 63,060     $71,796      $ 71,787     $ 98,033    $ 82,471    $100,485     $113,430     $142,804
Adjustments(1)...............    4,826       4,989         5,531        6,389       6,588       6,712        6,884        8,691
Total revenues...............   67,886      76,785        77,318      104,422      89,059     107,197      120,314      151,495
Operating loss, as previously
  reported...................  (17,318)(2)  (3,604)(3)   (38,134)(4)  (69,106)(5) (32,374)(6) (10,072)     (10,636)(7)  (29,411)(8)
Adjustments(1)...............     (255)        (94)          202          932         293         271          209        2,316
Operating income (loss)......  (17,573)(2)  (3,698)(3)   (37,932)(4)  (68,174)(5) (32,081)(6)  (9,801)     (10,427)(7)  (27,095)(8)
Net loss, as previously
  reported...................  (14,006)(2)  (2,311)(3)   (28,744)(4)  (66,872)(5) (24,504)(6)  (5,791)      (7,693)(7)  (29,974)(8)
Adjustments(1)...............     (360)       (196)           94          828         283         235          208        2,314
Net income (loss)............  (14,366)(2)  (2,507)(3)   (28,650)(4)  (66,044)(5) (24,221)(6)  (5,556)      (7,485)(7)  (27,660)(8)
Net loss per share, as
  previously reported........ $  (0.34)(2) $ (0.06)(3)  $  (0.69)(4)  $  (1.31)(5) $(0.45)(6)  $(0.10)      $(0.14)(7) $  (0.53)(8)
Net income (loss) per share..    (0.34)(2)   (0.06)(3)     (0.67)(4)     (1.26)(5)  (0.43)(6)   (0.10)       (0.13)(7)    (0.48)(8)
Shares used in computing loss
  per share, as previously
  reported...................   40.738      41,283        41,460        51,032     54,915      55,214       55,678       56,419
Shares used in computing net
 income (loss) per share.....   42,142      42,687        42,864        52,436     56,341      56,625       57,070       57,823

(1) Adjustments reflect the effect of acquisitions accounted for as poolings of interests on the amounts previously reported in the Company's Annual Report on Form 10-K. See Note 2 to the consolidated financial statements for a more detailed discussion of these transactions.

(2) Reflects a pre-tax charge for acquired in-process technology of $18,799,000 relating primarily to the Company's acquisitions of the outstanding capital stock of SQL and Reltech, and the net assets of Viatech and BrownStone.

(3) Reflects a pre-tax charge for acquired in-process technology of $1,354,000 relating to the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $2,152,000 relating to the Company's acquisition of SII.

(4) Reflects a pre-tax charge for acquired in-process technology of $5,300,000 relating to the acquisition of the outstanding capital stock of ASC. Also reflects a pre-tax charge for merger costs of $22,612,000 relating to the Company's acquisition of Answer, Locus, Altai and Trinzic.

(5) Reflects a pre-tax charge for acquired in-process technology of $63,040,000 relating primarily to the acquisitions of the outstanding capital stock of AIB, Protellicess and BMS, and the net assets of ProtoSoft. Also reflects a pre-tax charge for merger costs of $6,055,000 relating to the Company's acquisition of Softool.

(6) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of the outstanding capital stock of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.

(7) Reflects a pre-tax charge for acquired in-process technology of $4,090,000 relating to the Company's acquisition of the outstanding capital stock of Software Alternatives and Grateful Data.

(8) Reflects a pre-tax charge for acquired in-process technology of $37,361,000 relating to the Company's acquisition of the outstanding capital stock of VREAM and substantially all of the assets of Access Manager.

                   PLATINUM technology, inc. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                        -------
Report of KPMG Peat Marwick LLP......................................................................     F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996.........................................     F-3
Consolidated Statements of Operations for the years ended December 31, 1994, 1995
   and 1996..........................................................................................     F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31,
   1994, 1995 and 1996...............................................................................     F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
   and 1996..........................................................................................     F-6
Notes to Consolidated Financial Statements...........................................................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology, inc.:

     We have audited the accompanying consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. In 1994, we did not audit the financial statements of Trinzic Corporation, Locus Computing Corporation, and Softool Corporation, wholly-owned subsidiaries, which statements reflect total revenue constituting 34 percent of the related consolidated total for that year. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, in so far as it relates to the amounts for Trinzic Corporation, Locus Computing Corporation, and Softool Corporation, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                    KPMG Peat Marwick LLP

Chicago, Illinois
February 28, 1997

                   PLATINUM technology, inc. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                                                  As of December 31,
                                                                                               -----------------------
                               ASSETS                                                             1995         1996
                               ------                                                          ---------     ---------
Current assets:
  Cash and cash equivalents...............................................................     $ 115,809     $ 140,783
  Short-term investment securities........................................................         7,802        42,755
  Trade accounts receivable, net of allowances of $2,695 and $2,503.......................       125,473       165,131
  Installment accounts receivable, net of allowances of $103 and $395.....................         6,058        13,603
  Accrued interest and other current assets...............................................        10,568        11,729
  Refundable income taxes.................................................................           355           629
                                                                                               ---------     ---------
    Total current assets..................................................................       266,065       374,630
                                                                                               ---------     ---------
Non-current investment securities.........................................................        13,126         2,135
Property and equipment, net...............................................................        51,420        72,750
Purchased and developed software, net.....................................................        52,271        82,438
Excess of cost over net assets acquired, net of accumulated amortization
 of $6,249 and $10,610....................................................................        35,526        37,382
Non-current installment receivables, net of allowances of $11 and $816....................           527        21,665
Other assets..............................................................................        33,332        27,572
                                                                                               ---------     ---------
    Total assets..........................................................................     $ 452,267     $ 618,572
                                                                                               =========     =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
                            ------------------------------------
Current liabilities:
  Acquisition-related payables............................................................     $  12,518     $   7,872
  Income taxes payable....................................................................         1,068         2,420
  Accounts payable........................................................................        16,899        15,436
  Accrued commissions and bonuses.........................................................         8,598        10,622
  Accrued royalties.......................................................................         1,637         3,913
  Other accrued liabilities...............................................................        31,227        29,798
  Current maturities of long-term obligations.............................................         7,151         3,246
  Deferred revenue........................................................................        58,977        84,166
                                                                                               ---------     ---------
    Total current liabilities.............................................................       138,075       157,473
                                                                                               ---------     ---------
Acquisition-related payables..............................................................         9,756         2,502
Deferred revenue..........................................................................         3,795        38,674
Deferred rent.............................................................................         8,795         8,360
Long-term obligations, net of current maturities..........................................         1,633       115,803
                                                                                               ---------     ---------
    Total liabilities.....................................................................       162,054       322,812
                                                                                               ---------     ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized 10,000, none
   issued and outstanding.................................................................           --            --
  Common stock, $.001 par value; authorized 180,000, issued and
   outstanding 54,598 and 60,577..........................................................            55            61
  Paid-in capital.........................................................................       433,856       487,417
  Notes receivable........................................................................          (515)          --
  Accumulated deficit.....................................................................      (143,771)     (208,788)
  Unrealized holding gains on marketable securities.......................................           --         17,805
  Foreign currency translation adjustment.................................................           588          (735)
                                                                                               ---------     ---------
    Total stockholders' equity............................................................       290,213       295,760
                                                                                               ---------     ---------
    Total liabilities and stockholders' equity............................................     $ 452,267     $ 618,572
                                                                                               =========     =========

          See accompanying notes to consolidated financial statements.

                  PLATINUM technology, inc. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                                                                                      Years Ended December 31,
                                                                               --------------------------------------
                                                                                  1994          1995         1996
                                                                               -----------  ------------  -----------
Revenues:
  Software products..........................................................    $113,749     $ 158,597     $243,938
  Maintenance................................................................      58,837        76,498      102,364
  Professional services......................................................      71,021        91,316      121,763
                                                                                 --------     ---------     --------
     Total revenues..........................................................     243,607       326,411      468,065
Costs and expenses:
  Professional services......................................................      66,242        92,374      116,133
  Product development and support............................................      51,404        94,027      155,277
  Sales and marketing........................................................      72,850       113,978      182,597
  General and administrative.................................................      29,034        34,097       39,224
  Merger costs...............................................................         --         30,819        5,782
  Acquired in-process technology.............................................      24,594        88,493       48,456
                                                                                 --------     ---------     --------
     Total costs and expenses................................................     244,124       453,788      547,469
                                                                                 --------     ---------     --------
Operating loss...............................................................        (517)     (127,377)     (79,404)
Other income, net............................................................       2,848         4,130        5,237
                                                                                 --------     ---------     --------
Income (loss) before income taxes............................................       2,331      (123,247)     (74,167)
Income taxes.................................................................       3,893       (11,680)      (9,245)
                                                                                 --------     ---------     --------
Net loss.....................................................................    $ (1,562)    $(111,567)    $(64,922)
                                                                                 ========     =========     ========
Net loss per share...........................................................      $(0.04)       $(2.50)      $(1.14)
                                                                                 ========     =========     ========
Shares used in computing per share amounts...................................      41,294        44,671       56,968

          See accompanying notes to consolidated financial statements.

                  PLATINUM technology, inc. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)

                                                                              Years Ended December 31,
                                                                   ---------------------------------------------
                                                                   1994                1995                 1996
                                                            ------------------  -------------------  -------------------

                                                            Shares    Amount     Shares    Amount     Shares    Amount
                                                            -------  ---------   ------  ----------   ------  ----------
Common stock:
  Balance at beginning of year............................  34,956    $     35   39,670   $      40   54,598   $      55
  Exercise of stock options...............................   1,186           1      803           1      517           1
  Issuance of common stock under Stock Purchase
    Plan..................................................      --          --       --          --      197          --
  Issuance of common stock................................   3,629           4   14,125          14    5,265           5
  Repurchase of common stock..............................    (100)         --       --          --       --          --
  Adjustment to conform fiscal years of pooled
    businesses............................................      (1)         --       --          --       --          --
                                                            ------    --------   ------   ---------   ------   ---------
  Balance at end of year..................................  39,670    $     40   54,598   $      55   60,577   $      61
                                                            ======    ========   ======   =========   ======   =========
Paid in capital:
  Balance at beginning of year............................            $122,353            $ 191,194            $ 433,856
  Exercise of stock options...............................               5,083                4,754                2,380
  Income tax benefit related to stock options.............                 108                   --                   --
  Issuance of common stock under Stock Purchase
    Plan..................................................                  --                   --                1,801
  Issuance of common stock................................              65,065              237,907               49,515
  Repurchase of common stock..............................              (1,413)                  --                   --
  Amortization of shelf registration costs................                  --                   --                 (135)
  Adjustment to conform fiscal years of pooled
    businesses............................................                  (2)                   1                   --
                                                                      --------            ---------            ---------
  Balance at end of year..................................            $191,194            $ 433,856            $ 487,417
                                                                      ========            =========            =========
Notes receivable:
  Balance at beginning of year............................            $   (247)           $    (333)           $    (515)
  Exercise of stock options...............................                  (7)                  --                   --
  Issuance of notes receivable............................                 (79)                (200)                  --
  Repayment of note receivable............................                  --                   18                   --
  Reclassification to non-current asset...................                  --                   --                  515
                                                                     ---------            ---------            ---------
  Balance at end of year..................................            $   (333)           $    (515)           $      --
                                                                      ========            =========            =========
Accumulated deficit:
  Balance at beginning of year............................            $(28,475)           $ (30,958)           $(143,771)
  Net loss................................................              (1,562)            (111,567)             (64,922)
  Other...................................................                (296)                 (22)                  --
  Adjustment for immaterial pooled business...............                  --                   --                   45
  Adjustment to conform fiscal years of pooled
    businesses............................................                (625)              (1,224)                (140)
                                                                      --------            ---------            ---------
  Balance at end of year..................................            $(30,958)           $(143,771)           $(208,788)
                                                                      ========            =========            =========
Unrealized appreciation in marketable securities:
  Balance at beginning of year............................           $      --            $      --            $      --
  Net unrealized holding gains, net of income taxes.......                  --                   --               17,805
                                                                     ---------            ---------            ---------
  Balance at end of year..................................           $      --            $      --            $  17,805
                                                                     =========            =========            =========
Foreign currency translation adjustment:
  Balance at beginning of year............................            $   (316)           $     183            $     588
  Translation adjustment..................................                 476                  405               (1,323)
  Adjustment to conform fiscal years of pooled
    businesses............................................                  23                   --                   --
                                                                      --------            ---------            ---------
  Balance at end of year..................................                 183                  588                 (735)
                                                                      --------            ---------            ---------
Total stockholders' equity................................            $160,126            $ 290,213            $ 295,760
                                                                      ========            =========            =========



         See accompanying notes to consolidated financial statements.

                  PLATINUM technology, inc. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                                 Years Ended December 31,
                                                                                            ----------------------------------
                                                                                              1994        1995         1996
                                                                                            ---------  -----------  ----------
Cash flows from operating activities:
  Net loss................................................................................  $ (1,562)   $(111,567)  $ (64,922)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation and amortization.........................................................    13,640       24,140      38,824
    Acquired in-process technology........................................................    24,594       88,493      48,456
    Unrealized holding gains on marketable equity securities..............................        --           --        (920)
    Realized net gain on sales of investment securities...................................        --         (332)     (1,032)
    Write-off of capitalized software in connection with product stabilization
     and mergers..........................................................................        --          942         654
    Noncash compensation..................................................................       186           78          --
    Changes in assets and liabilities, net of acquisitions:
      Trade and installment receivables...................................................   (25,137)     (56,748)   (196,547)
      Deferred income taxes...............................................................     1,335      (13,000)    (16,337)
      Accrued interest and other current assets...........................................       496       (3,134)     (1,170)
      Accounts payable and accrued liabilities............................................     3,901        6,888      (7,080)
      Deferred revenue....................................................................     9,494       20,325      59,196
      Income taxes refundable (payable)...................................................    (2,234)       2,615         993
      Other...............................................................................     6,429       16,073       6,657
                                                                                            --------    ---------   ---------
         Net cash provided by (used in) operating activities..............................    31,142      (25,227)   (133,228)
                                                                                            --------    ---------   ---------
Cash flows from investing activities:
  Purchases of investment securities......................................................   (25,079)     (61,484)    (18,797)
  Sales of investment securities..........................................................        --       75,519      30,223
  Maturities of investment securities.....................................................    18,910       10,753       5,846
  Purchases of property and equipment.....................................................   (14,250)     (39,435)    (35,542)
  Purchased and developed software........................................................   (10,898)     (20,742)    (41,279)
  Payments for acquisitions...............................................................   (22,756)    (103,085)    (17,853)
  Other assets............................................................................     1,549         (482)     (3,749)
                                                                                            --------    ---------   ---------
         Net cash used in investing activities............................................   (52,524)    (138,956)    (81,151)
                                                                                            --------    ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of issuance costs...........................    66,051      194,420          --
  Proceeds from issuance of convertible notes, net of issuance costs......................        --           --     110,783
  Repurchase of common stock..............................................................    (1,413)          (2)         --
  Proceeds from exercise of stock options and Stock Purchase Plan.........................     3,826        4,144       4,182
  Income tax benefit from stock option exercises..........................................       108           --          --
  Proceeds from the sale of receivables...................................................        --        2,903     129,328
  Short-term borrowings...................................................................     6,921        8,205       1,115
  Payments on borrowings..................................................................    (4,058)      (7,331)     (5,915)
  Other...................................................................................    (1,234)        (254)         --
                                                                                            --------    ---------   ---------
         Net cash provided by financing activities........................................    70,201      202,085     239,493
                                                                                            --------    ---------   ---------
Adjustment to conform fiscal years of pooled businesses...................................       276       (2,203)       (140)
                                                                                            --------    ---------   ---------
Net increase in cash and cash equivalents.................................................    49,095       35,699      24,974
Cash and cash equivalents at beginning of year............................................    31,015       80,110     115,809
                                                                                            --------    ---------   ---------
Cash and cash equivalents at end of year..................................................  $ 80,110    $ 115,809   $ 140,783
                                                                                            ========    =========   =========

          See accompanying notes to consolidated financial statements.

                  PLATINUM technology, inc. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

     PLATINUM technology, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help chief information officers ("CIOs") better manage their software infrastructures. The Company's products and services increase the performance and interoperability of computing systems and databases and provide users, primarily in large and data intensive organizations, with more reliable and productive access to and use of critical information. The Company's products typically perform fundamental functions and mission-critical automation, such as maintenance of data integrity, systems security, systems scheduling, project and process management, and end-user specific analysis and reporting. The Company develops software products under four business units: database management, systems management, application lifecycle and data warehouse. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries.

 Use of Estimates

     In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

     The consolidated financial statements include the accounts of PLATINUM technology, inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

     Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations have been satisfied and the collection of the resulting receivables are reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

     Professional services revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

 Cash Equivalents and Investment Securities

     Cash equivalents are comprised of certain highly liquid investments with original maturities of three months or less. Investment securities consist primarily of state and municipal bonds with original maturities generally ranging from two to ten years, corporate bonds with original maturities generally ranging from six months to one year and equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value.

                   PLATINUM technology, inc. AND SUBSIDIARIES

     Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. For available-for-sale securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings.

 Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally five years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

 Purchased and Developed Software

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

     Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Excess of Cost Over Net Assets Acquired

     Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.

 Fair Value of Financial Instruments and Long-Lived Assets

     The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1996: cash and cash equivalents; trade and installment receivables; accrued

                   PLATINUM technology, inc. AND SUBSIDIARIES interest and other current assets; refundable income taxes; acquisition-related payables; accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in note 3, and convertible subordinated notes are discussed in note 11.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1996 are recoverable in future periods.

 Earnings Per Share

     Net income per share is based on the weighted average number of shares outstanding and includes the dilutive effect of common stock equivalents using the treasury stock method. Net loss per share is based on the weighted average number of shares outstanding and does not include the effect of unexercised common stock equivalents.

 Foreign Currency Translation and Transactions

     The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

 Stock-Based Compensation

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

 Supplemental Cash Flow Disclosure

     Income tax refunds received by the Company amounted to $72,000, $933,000 and $307,000 in 1994, 1995 and 1996, respectively. Cash paid for income taxes in 1994, 1995 and 1996 was $4,248,000, $987,000 and $2,179,000, respectively. Cash paid for interest in 1994, 1995 and 1996 was $377,000, $824,000 and $787,000,
respectively.

 Reclassifications

     Certain prior year balance sheet items have been reclassified to conform to the 1996 presentation. In addition, certain prior years' costs and expenses have been reclassified to conform to the 1996 presentation.

                   PLATINUM technology, inc. AND SUBSIDIARIES

2. ACQUISITIONS

     On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for 1,085,450 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $20,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of Common Stock.

     On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. ("Answer"), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of Common Stock, which had a Market Value of approximately $38,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of Common Stock.

     On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation ("Locus"), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of Common Stock, which had a Market Value of approximately $33,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 231,905 shares of Common Stock.

     On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. ("Altai"), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of Common Stock, which had a Market Value of approximately $23,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of Common Stock.

     On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation ("Trinzic"), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of Common Stock, which had a Market Value of approximately $150,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of Common Stock.

     On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of Common Stock, which had a Market Value of approximately $25,000,000 at the time of the acquisition.

     On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of Common Stock, which had a Market Value of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

     On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

                   PLATINUM technology, inc. AND SUBSIDIARIES

     On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

     On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

     On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

     Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1995 and 1996 amounted to $30,819,000 and $5,782,000, respectively, of which $1,942,000 and $353,000, respectively, were included in other accrued liabilities at December 31, 1995 and 1996. These costs included investment banking and other professional fees, write downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

     The following information reconciles total revenues and net income (loss) of PLATINUM technology, inc. as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 with the amounts presented in the accompanying consolidated statements of operations for the years ended December 31, 1994, 1995 and 1996.

                                                                      1994                   1995                   1996
                                                              ---------------------  ---------------------  ---------------------
                                                                        Net income             Net income             Net income
                                                              Revenues    (loss)     Revenues    (loss)     Revenues    (loss)
                                                              --------  -----------  --------  -----------  --------  -----------
                                                                                         (in thousands)
PLATINUM(1).................................................  $225,439     $(2,644)  $304,676   $(111,933)  $439,190    $(67,962)
ATR.........................................................    10,634       1,016      9,492         301      9,132         142
I&S.........................................................     7,534          66     12,243          65     19,743       2,898
                                                              --------     -------   --------   ---------   --------    --------
     Total..................................................  $243,607     $(1,562)  $326,411   $(111,567)  $468,065    $(64,922)
                                                              ========     =======   ========   =========   ========    ========

--------
(1) Represents the historical results of PLATINUM technology, inc. without considering the effect of the poolings of interests consummated during 1997. All merger costs and acquired in-process technology charges are reflected in the historical results of PLATINUM.

     The following information sets forth the 1996 results of Prodea, Paradigm, Axis, ATR and I&S during the periods preceding their acquisition. The 1996 results presented for Prodea represent the one month ended January 31, 1996. The 1996 results for Paradigm and Axis are for the three months ended March 31, 1996. The 1996 ATR and I&S results are for the year ended December 31, 1996.

                                                              Net income
                                                   Revenue      (loss)
                                                   -------    ----------
                                                      (in thousands)
        Prodea.................................... $    40      $  (264)
        Paradigm..................................   3,837          261
        Axis......................................   1,844          112
        ATR.......................................   9,132          142
        I&S.......................................  19,743        2,898

                  PLATINUM technology, inc. AND SUBSIDIARIES

     The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

     The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai included more than once were $2,514,000 and $441,100, respectively. The revenue and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

     The consolidated statement of operations for the year ended December 31, 1994 reflects the impact of certain operating results also included in the year ended December 31, 1993 statement of operations due to the differences in reporting periods of certain companies relative to that of PLATINUM. The following summarizes each company, the period included more than once, and revenues and net income included in the statements of operations for both the years ended December 31, 1994 and 1993:

                                                                      Six months                    Net
                                                                         ended        Revenues    income
                                                                     -------------    --------    ------
                                                                                (in thousands)
            Altai..................................................  July 31, 1994    $ 7,143      $267
            Answer.................................................  June 30, 1994      3,126       257
            SII....................................................  June 30, 1994      1,517       101
                                                                                      -------      ----
                  Total............................................                   $11,786      $625
                                                                                      =======      ====


     During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 adjustment to the Company's accumulated deficit in 1996. This adjustment is reflected in the consolidated statement of stockholders' equity.

     The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

     To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset

                  PLATINUM technology, inc. AND SUBSIDIARIES earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

     The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities which required further refinement and testing. The development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

     The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's software infrastructure strategy. Accordingly, these acquired technologies have no alternative future use.

     Effective August 1994, the Company acquired all of the outstanding capital stock of Dimeric Development, Inc. ("Dimeric"), a developer of database tools, for approximately $7,600,000.

     Effective September 1994, the Company acquired the net assets of Aston Brooke Corporation ("Aston Brooke"), a developer of performance management tools, for approximately $6,500,000.

     Effective December 1994, the Company acquired the net assets of AutoSystems Corporation ("AutoSystems"), a leading provider of job management tools for commercial UNIX workstations and open systems, for approximately $10,000,000.

     During 1994, the Company also acquired certain software technologies with an aggregate purchase price of approximately $1,900,000.

     The Company also terminated its agreements with three of its former European affiliates and established wholly-owned subsidiaries for these operations during 1994. Prior to their termination, these affiliates were independent organizations that contracted with the Company to support and promote the Company's software products and educational services. The aggregate amount paid in these transactions was approximately $10,000,000.

     Effective March 1995, the Company acquired all of the outstanding capital stock of SQL Software Corporation ("SQL"), a provider of Windows-based development tools for managing multiple relational databases, for approximately $2,000,000; the assets of Viatech Development, Inc. ("Viatech"), a provider of electronic distribution tools, for approximately $5,300,000; and the assets of BrownStone Solutions, Inc. ("BrownStone"), a vendor of repository technology, for approximately $6,300,000. Also effective March 1995, the Company acquired all of the outstanding capital stock of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, for approximately $9,800,000 in cash plus 318,453 shares of Common Stock, which had a Market Value of approximately $7,500,000 at the time of the acquisition.

     Effective July 1995, the Company acquired all of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), a leading provider of distributed storage network management solutions for heterogeneous environments, for approximately $7,000,000.

     Effective November 1995, the Company acquired substantially all of the assets of ProtoSoft, Inc. ("ProtoSoft"), a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $30,000,000 in cash plus 582,121 shares of Common Stock, which had a Market Value of approximately $10,000,000 at the time of the acquisition.

     Effective December 1995, the Company purchased all of the outstanding capital stock of AIB Software Corporation ("AIB"), a leader in multi-platform application development and testing tools, for approximately $2,200,000 in cash plus 478,045 shares of Common Stock, which had a Market Value of approximately $9,000,000 at the time of the acquisition;

                  PLATINUM technology, inc. AND SUBSIDIARIES

Protellicess Software, Inc. ("Protellicess"), a leader in enterprise project and process management software, in exchange for 822,077 shares of Common Stock, which had a Market Value of approximately $15,000,000 at the time of the acquisition; and BMS Computer, Inc. ("BMS"), a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis and resource reporting for heterogeneous environments, for approximately $6,900,000. In conjunction with the acquisitions of AIB and Protellicess, the Company assumed stock options which converted into options to purchase 116,144 and 128,320 shares of Common Stock, respectively.

     During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

     Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company in France, and Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

     Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

     Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

     Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

     During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

     Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

     In conjunction with 1996 acquisitions accounted for as purchases, the Company assumed liabilities of approximately $7,300,000. These liabilities were primarily composed of costs for involuntary termination of employees, legal expenses and other professional services expenses. The plan of termination includes severance and related costs of employees of the acquired companies and is planned to be completed in 1997. Any significant adjustments to amounts provided for under the plan will be treated as adjustments to excess of cost over net assets acquired.

     The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided for informational

                  PLATINUM technology, inc. AND SUBSIDIARIES purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.


                                                                                     1995        1996
                                                                                  ----------  ----------
                                                                                  (in thousands, except
                                                                                     per share data)
           Revenues.............................................................  $ 354,992    $472,782
           Net loss.............................................................   (113,415)    (72,076)
           Net loss per share...................................................      (2.54)      (1.27)

     The Company estimates aggregate payments for acquisition-related payables, in connection with the acquisitions described above, to be $7,872,000, $1,892,000 and $610,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     The Company may be required to make payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amounts of these payments cannot be estimated. These additional payments will be charged to compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are made.

3. INVESTMENT SECURITIES

     At December 31, 1996, the Company classified its marketable debt and equity securities as either available-for-sale or trading. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. For investment securities classified as available-for-sale, net unrealized holding gains of approximately $29,936,000, reduced by income taxes of approximately $12,131,000, are recorded as a separate component of stockholders' equity. For trading securities, unrealized holding gains of approximately $920,000 are reflected in pre-tax earnings for the year ended December 31, 1996.

     At December 31, 1995, all marketable securities were classified as available-for-sale and were carried at amortized cost, which approximated the fair market value.

     During 1996, certain cost-basis equity investments became marketable equity securities and were reclassified as either available-for-sale or trading. The Company owns equity interests in certain technology companies which executed initial public offerings during 1996. As a result, the Company reclassified these investments based upon future trading intentions. The cost and unrealized gain, net of income taxes, on the investment transferred to the available-for-sale classification were approximately $8,383,000 and $17,800,000, respectively. The cost and unrealized gain on the investment transferred to the trading classification were approximately $1,125,000 and $920,000, respectively.

                  PLATINUM technology, inc. AND SUBSIDIARIES

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investments at December 31, 1995 were as follows:

                                                                                        1995
                                                                                        ----

                                                                               Gross             Gross
                                                              Amortized     Unrealized        Unrealized
                                                                 Cost      Holding Gains    Holding Losses    Fair Value
                                                              ----------  ---------------   ---------------   ----------
                                                                                   (in thousands)
Current:
   Available-for-sale:
      U.S. Government
       bonds............................................       $ 2,015       $    --          $    (4)         $ 2,011
      State and municipal
       bonds............................................         5,276             6              (16)           5,266
      Other.............................................           511            --               --              511
                                                               -------       -------          -------          -------

                                                               $ 7,802       $     6          $   (20)         $ 7,788
                                                               =======       =======          =======          =======

Non-current:
   Available-for-sale:
      U.S. Government
       bonds............................................       $   116       $    --          $    --          $   116

      State and municipal
       bonds............................................         7,110            65              (22)           7,153
      Other.............................................         5,900            21               --            5,921
                                                               -------       -------          -------          -------

                                                               $13,126           $86          $   (22)         $13,190
                                                               =======       =======          =======          =======

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1996 were as follows:


                                                                                      1996
                                                                                      ----
                                                                             Gross             Gross
                                                            Amortized     Unrealized        Unrealized
                                                               Cost      Holding Gains    Holding Losses    Fair Value
                                                            ----------  ---------------   ---------------   ----------
                                                                                 (in thousands)
Current:
   Available-for-sale:
      State and municipal
       bonds................................................ $   402        $     1         $    --          $   403
      Corporate bonds.......................................   2,002             --              (1)           2,001
      Marketable equity
       securities...........................................   8,383         29,923              --           38,306
                                                             -------        -------         -------          -------

                                                              10,787         29,924              (1)          40,710
                                                             -------        -------         -------          -------
   Trading securities:
      Marketable equity
       securities...........................................   1,125            920              --            2,045
                                                             -------        -------         -------          -------

                                                             $11,912        $30,844         $    (1)         $42,755
                                                             =======        =======         =======          =======
   Non-current:
      Available-for-sale:
       State and municipal
        bonds............................................... $ 2,122        $    51         $   (38)         $ 2,135
                                                             =======        =======         =======          =======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

     The contractual maturities of debt securities at December 31, 1996 were as follows:

                                                                  Fair Value
                                                                 ------------
                                                                (in thousands)
       Due within one year....................................       $2,404
       Due after one year through five years..................        1,466
       Due after five years...................................          669
                                                                     ------
                                                                     $4,539
                                                                     ======

     Under the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $467,000 and $(135,000), respectively, for the year ended December 31, 1995 and $1,032,000 and $0, respectively, for the year ended December 31, 1996.

4. PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:


                                                           1995        1996
                                                          -------    --------
                                                             (in thousands)

       Furniture and fixtures.........................    $20,072    $ 26,568

       Computers and software.........................     38,891      62,338

       Transportation.................................      8,132       8,117

       Leasehold improvements.........................     13,908      20,780
                                                          -------    --------

                                                           81,003     117,803

       Less accumulated depreciation and amortization..    29,583      45,053
                                                          -------    --------

                                                          $51,420    $ 72,750
                                                          =======    ========


5. PURCHASED AND DEVELOPED SOFTWARE

     Purchased and developed software consists of the following:

                                                           1995        1996
                                                          -------    --------
                                                             (in thousands)

       Purchased software..............................   $24,812    $ 34,618

       Software development costs......................    51,499      89,400
                                                          -------    --------

                                                           76,311     124,018

       Less accumulated amortization...................    24,040      41,580
                                                          -------    --------

                                                          $52,271    $ 82,438
                                                          =======    ========

     During the years ended December 31, 1994, 1995 and 1996, $10,898,000, $19,867,000 and $38,555,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $4,911,000, $6,276,000 and $11,309,000 during 1994, 1995 and 1996, respectively. The Company recognized amortization expense applicable to purchased software of $868,000, $3,084,000, and $6,237,000, during 1994, 1995 and 1996, respectively. During 1995, the Company wrote-off $942,000 of capitalized software costs related to certain Trinzic product technologies. During 1996, the Company wrote-off $654,000 of capitalized software costs related to certain AIB, SII and other product technologies.

     The increase in purchased software costs in 1996 as compared to 1995 is primarily attributable to the Company's acquisitions and purchases of certain product technologies.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

6. INSTALLMENT ACCOUNTS RECEIVABLE

     Installment accounts receivable consist of the following:


                                                         1995        1996
                                                      ----------  -----------
                                                          (in thousands)

   Current installment receivables..................    $ 8,682     $ 19,763

   Allowance for uncollectible amounts..............       (103)        (395)

   Unamortized discount and maintenance fees........     (2,521)      (5,765)
                                                        -------     --------

                                                        $ 6,058     $ 13,603
                                                        =======     ========

   Non-current installment receivables..............    $ 1,777     $ 40,827

   Allowance for uncollectible amounts..............        (11)        (816)

   Unamortized discount and maintenance fees........     (1,239)     (18,346)
                                                        -------     --------

                                                        $   527     $ 21,665
                                                        =======     ========

     The Company offers long-term license agreements, bundling perpetual license, upgrade and maintenance fees, with financing terms typically ranging from three to five years. The resulting installment receivables are recorded net of unamortized discounts and deferred maintenance fees.

     The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

     Proceeds from the sale of installment receivables for 1995 and 1996 were approximately $2,903,000 and $129,328,000, respectively. A portion of the receivables were sold with recourse in 1995 and 1996. As of December 31, 1996, the Company's maximum exposure under recourse provisions was approximately $26,100,000. The Company assessed the exposure related to these recourse provisions and determined the potential liability to be minimal. The fair market value of the recourse obligation at December 31, 1996 was not determinable.


7. EMPLOYEE BENEFIT PLANS

     The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $241,000, $406,000 and $1,071,000, in 1994, 1995 and 1996,
respectively.


8. LINES OF CREDIT

     At December 31, 1996, the Company had unsecured bank lines of credit for $26,015,000, under which borrowings generally bear interest ranging from LIBOR plus 1% to the bank's prime rate. These lines of credit are subject to limitations based upon certain financial covenants. At December 31, 1996, there were no borrowings outstanding under these lines of credit.

     At December 31, 1996, the Company had aggregate letters of credit outstanding for approximately $1,300,000, with expiration dates ranging from March 1997 to March 1998. These letters of credit reduce the available line of credit balance.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

9. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

As of December 31, 1996, the Company had six stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan"). Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                          1995         1996
                                                      ------------  -----------
                                                        (in thousands, except
                                                           per share data)
       Net loss:

         As reported................................    $(111,567)    $(64,922)
         Pro forma..................................     (115,022)     (71,022)

       Net loss per share:

         As reported................................    $   (2.50)    $  (1.14)
         Pro forma..................................        (2.57)       (1.25)

     Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option and Stock Purchase Plan, before effects for income taxes, was approximately $5,809,000 and $10,200,000 in 1995 and 1996, respectively.

     Excluding stock option plans assumed pursuant to acquisitions, the Company has six stock option plans ("Company Plans"). The 1995 Employee Incentive Plan, 1994 Stock Incentive Plan, 1991 Option Plan and 1989 Option Plan provide for the granting of options to employees and non-employee directors for up to an aggregate of 12,560,000 shares. Under the Chief Executive Option Plan, the Company has authority to grant options for up to 1,600,000 shares to its Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

     In general, the options granted under the Company Plans during 1995 and 1996, excluding the Directors' Option Plan, have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years, and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

     Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996 vest annually over a three-year period beginning one year from the date of grant.

     As discussed in note 2, the Company has assumed various option grants related to certain acquisitions in 1995 and 1996. The assumption of these option grants resulted in the deemed issuance by the Company of options for 1,206,566 and 430,582 shares in 1995 and 1996, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

                   PLATINUM technology, inc. AND SUBSIDIARIES

     In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this plan, the Company is authorized to issue up to 5,000,000 shares of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may elect to withhold 1 to 20 percent of their cash compensation through regular payroll deductions to purchase Common Stock each year. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1st) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1996, approximately 41% of eligible employees had participated in the Stock Purchase Plan since inception. Under the Stock Purchase Plan, the Company sold 197,165 shares to employees in 1996.

     The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock option grants in 1995 and 1996, respectively: option price, which equals the fair market value at date of grant, of $18.97 and $12.39; expected dividend yields of 0% for both years; expected volatility of 55% for both years; risk-free interest rates of 6.12% and 6.37%; and expected life of 4.5 years for both years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for purchase rights granted in 1996: fair market value of $10.75; option price of $9.14; expected dividend yield of 0%; expected volatility of 51%; risk-free interest rate of 5.42%; and expected life of three months.

     Stock option plan activity during the years ended December 31, 1994, 1995 and 1996 was as follows:

                                                                1994                     1995                        1996
                                                     ------------------------   -----------------------   ---------------------
                                                                     Weighted                  Weighted                Weighted
                                                                     average                   average                 average
                                                                     exercise                  exercise                exercise
                  Fixed Options                         Shares        price       Shares        price       Shares      price
                  -------------                      -----------     --------   ---------      --------   ---------    --------
Outstanding at
 beginning of year.................................   6,165,392        $ 7.55   6,853,673        $ 9.45   8,026,949      $12.09
Granted............................................   2,055,334         12.83   2,493,753         18.97   2,606,687       12.39
Exercised..........................................  (1,084,377)         4.21    (742,482)         6.29    (516,874)       4.60
Canceled...........................................    (282,676)        12.59    (577,995)         7.60    (265,407)      14.61
                                                     ----------                ----------                ----------
Outstanding at end
 of year...........................................   6,853,673          9.45   8,026,949         12.09   9,851,355       12.41
                                                     ==========                ==========                ==========
Options exercisable
 at year-end.......................................   3,719,479                 3,915,068                 4,777,941
                                                     ==========                ==========                ==========
Weighted-average
 fair value of
 options granted
 during the year...................................                                 $9.76                     $6.41

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                                     Options Outstanding                          Options Exercisable
                                   ------------------------------------------------------     ---------------------------
                                                        Weighted-avg.
        Range of                   Number of             remaining         Weighted-avg.      Number of    Weighted-avg.
    exercise prices                 shares            contractual life     exercise price      shares      exercise price
    ---------------                ---------          ----------------     --------------     ---------    --------------
$.0025- 9.75                       1,689,672              5.71 yrs.            $ 3.10         1,516,126        $ 3.04
 10.13-12.00                       1,875,341              9.78                  10.57           954,951         10.40
 12.38-14.00                       2,597,393              9.39                  12.68           951,890         12.83
 14.13-18.19                       1,708,715             10.48                  15.25           735,913         15.29
$18.25-57.30                       1,980,234              8.56                  19.28           619,061         19.58
                                   ---------                                                  ---------
                                   9,851,355              8.86                  12.41         4,777,941         10.49
                                   =========                                                  =========

                   PLATINUM technology, inc. AND SUBSIDIARIES

10. INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 consisted of the following:


                                                    1994      1995       1996
                                                   ------   --------   -------
                                                         (in thousands)
          Current:
            Federal...............................  $1,084  $    315   $    --
            State.................................     190       133       175
            Foreign...............................   1,256       740     2,035
          Deferred:
            Federal...............................     985    (7,899)   (7,838)
            State.................................     378    (4,969)   (3,617)
                                                    ------  --------   -------
                                                    $3,893  $(11,680)  $(9,245)
                                                    ======  ========   =======

     The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows:

                                                                          1994      1995        1996
                                                                         -------   -------    --------
                                                                                (in thousands)
          Income tax computed at statutory rate........................  $   816   $(43,137)  $(25,959)
          State income tax, net of Federal tax benefit.................      568     (4,836)    (3,442)
          Research and experimentation credits.........................       (1)    (1,213)    (1,491)
          Foreign tax credit...........................................      (60)      (239)       (59)
          Foreign taxes................................................    1,423        240        751
          Foreign sales corporation....................................     (401)      (294)    (1,036)
          Municipal interest...........................................     (431)      (554)      (289)
          Utilization of net operating losses..........................     (302)        --         --
          Stock acquisitions...........................................    2,626     11,450      6,281
          Change in valuation allowance................................   (2,293)    22,856     12,608
          Nondeductible merger costs...................................       --      4,625      1,440
          Other........................................................    1,948       (578)     1,951
                                                                         -------   --------   --------
          Effective tax................................................  $ 3,893   $(11,680)  $ (9,245)
                                                                         =======   ========   ========

     The tax effects of temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1995 and 1996 were as follows:

                                                                                   1995      1996
                                                                                 --------   -------
                                                                                   (in thousands)
                                                                                   --------------
               Deferred tax assets:

                 Deferred revenue..............................................  $  5,804   $  1,152
                 Allowance for doubtful accounts...............................       964        749
                 Net operating loss carryforwards..............................    53,685     95,190
                 Foreign net operating losses..................................     3,006         --
                 General business, AMT and state tax credits...................     6,365      9,544
                 Foreign tax credits...........................................     1,270      1,138
                 Accrued expenses and reserves.................................       856        157
                 Rent abatement................................................     2,143      1,957
                 Other.........................................................     1,197      5,128
                                                                                 --------   --------
                   Total gross deferred tax assets.............................    75,290    115,015
               Less valuation allowance........................................   (47,328)   (59,936)
                                                                                 --------   --------
                    Net deferred tax assets....................................    27,962     55,079
                                                                                 --------   --------
               Deferred tax liabilities:
                 Capitalized software, net.....................................    12,566     23,908
                 Installment sales.............................................     1,175        826
                 Acquired technology...........................................     2,952      3,124
                 Unrealized gain on marketable equity securities...............        --     12,499
                 Other.........................................................       766         --
                                                                                 --------   --------
                   Total gross deferred tax liabilities........................    17,459     40,357
                                                                                 --------   --------
                   Net deferred tax asset......................................  $ 10,503   $ 14,722
                                                                                 ========   ========

  The net change in the total valuation allowance during 1994, 1995 and 1996 was a decrease of $2,293,000, an increase of $22,856,000 and an increase of $12,608,000, respectively. The

                  PLATINUM technology, inc. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company has reduced the deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1996 reflects management's estimate of the amount which will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

     The exercise of certain stock options results in state and Federal income tax benefits to the Company. The benefit is equal to the difference between the market price at the date of exercise and the option price at the applicable tax rate. The current tax benefit does not flow through the statement of operations, but is credited directly to paid-in capital. As a result of stock option exercises during 1994, 1995 and 1996, $108,000, $0 and $0, respectively, were credited to paid-in capital.

     At December 31, 1996, the Company had approximately $234,891,000 of net operating loss carryforwards and $10,682,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2011. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.


11. CONVERTIBLE SUBORDINATED NOTES

     As of December 31, 1996, the Company had $115,000,000 in convertible subordinated notes (the "Notes") outstanding, bearing interest at 6.75% annually. The Notes mature on November 15, 2001. Interest is payable semi-annually on May 15 and November 15, commencing May 15, 1997. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15, 1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount.

     The Company estimated the fair value of the Notes as of December 31, 1996 at approximately $140,013,000, based upon their trading price on the Nasdaq SmallCap Market on that date.

12. COMMITMENTS AND CONTINGENCIES

 Operating Leases

     The Company leases office space, computer and telecommunications equipment under long-term lease agreements expiring through the year 2007. Total future minimum lease payments under noncancelable leases are as follows:

                   PLATINUM technology, inc. AND SUBSIDIARIES

                                                               Amount
                                                           --------------
                                                           (in thousands)
     1997...........................................          $ 34,612
     1998...........................................            30,123
     1999...........................................            24,123
     2000...........................................            18,354
     2001 and thereafter............................            41,270
                                                              --------
                                                              $148,482
                                                              ========

     Total rent expense under all operating leases amounted to $12,598,000, $15,659,000 and $22,510,000 in 1994, 1995 and 1996, respectively.

 Litigation

     The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

13. OTHER INCOME (EXPENSE)

     Other income (expense) for the years ended December 31, 1994, 1995 and 1996 is comprised of the following:

                                                                   1994        1995        1996
                                                                ----------  ----------  -----------
                                                                          (in thousands)
                                                                          --------------

      Interest income.........................................     $2,850      $4,637      $ 5,163
      Interest expense........................................       (359)       (782)      (1,825)
      Foreign exchange gain (loss)............................        278          64          (35)
      Net realized gain on sale of investments................        --          332        1,032
      Unrealized gain on marketable equity securities.........        --          --           920
      Other...................................................         79        (121)         (18)
                                                                   ------      ------      -------
                                                                   $2,848      $4,130      $ 5,237
                                                                   ======      ======      =======

14. SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

     The following table presents information about the Company by geographic area. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.



                                                                  Domestic    Europe    Other      Total
                                                                               (in thousands)
    1994
         Revenues..............................................  $ 179,562   $40,156   $23,889   $ 243,607
         Operating income (loss)...............................    (12,276)    9,865     1,894        (517)
         Identifiable assets...................................    233,388    21,977    17,968     273,333
    1995
         Revenues..............................................  $ 222,568   $67,906   $35,937   $ 326,411
         Operating income (loss)...............................   (137,672)    9,885       410    (127,377)
         Identifiable assets...................................    365,799    59,465    27,003     452,267
    1996
         Revenues..............................................  $ 326,673   $97,708   $43,684   $ 468,065
         Operating loss........................................    (74,742)   (1,892)   (2,770)    (79,404)
         Identifiable assets...................................    498,500    84,201    35,871     618,572

                   PLATINUM technology, inc. AND SUBSIDIARIES

     The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1994, 1995 and 1996 include all merger costs, restructuring costs and acquired in-process technology charges.

     No single customer accounted for 10% or more of total revenues in 1994, 1995 or 1996.

15. SUBSEQUENT EVENTS

     On February 18, 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition. This acquisition was accounted for under the purchase method, and a significant portion of the purchase price was charged to acquired in-process technology in the first quarter of 1997.

Item 7.   Financial Statements and Exhibits
 (c) Exhibits

     23.1 Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.

     23.2 Consent of Deloitte & Touche LLP with respect to Trinzic's financial statements.

     23.3 Consent of Arthur Andersen LLP with respect to Locus' financial statements.

     23.4 Consent of Arthur Andersen LLP with respect to Softool's financial statements.

     27     Financial Data Schedule.

     99.1   Report of Deloitte & Touche LLP on Trinzic's financial statements.

     99.2   Report of Arthur Andersen LLP on Locus' financial statements.

     99.3   Report of Arthur Andersen LLP on Softool's financial statements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PLATINUM technology, inc.



Dated:  January 26, 1998      By:   /s/ Larry S. Freedman
                                    --------------------------
                                    Larry S. Freedman
                                    Senior Vice President, General Counsel and
                                    Secretary

                                 Exhibit Index
                                 -------------



   Exhibit #                                  Item
---------------     -----------------------------------------------------------
     23.1           Consent of KPMG Peat Marwick LLP with respect to the
                    Company's financial statements.

     23.2 Consent of Deloitte & Touche LLP with respect to Trinzic's financial statements.

     23.3 Consent of Arthur Andersen LLP with respect to Locus' financial statements.

     23.4 Consent of Arthur Andersen LLP with respect to Softool's financial statements.

     27             Financial Data Schedule.

     99.1 Report of Deloitte & Touche LLP on Trinzic's financial statements.

     99.2 Report of Arthur Andersen LLP on Locus' financial statements.

     99.3 Report of Arthur Andersen LLP on Softool's financial statements.